EXHIBIT 99.1


DATE:  September 16, 1998
FOR IMMEDIATE RELEASE

PATRIOT CONTACT:         Joseph W. Major (610) 970-4650
                         Richard A. Elko (610) 970-4627

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          Patriot to Acquire Keystone Financial Leasing


     Pottstown, PA . . . Patriot Bank Corp. (NASDAQ - NMS -
PBIX), parent company of Patriot Bank, today announced the execution of a Definitive Agreement ("Agreement") for Patriot to acquire Keystone Financial Leasing. Keystone Financial Leasing is a $40 million small ticket leasing company and is a wholly-owned subsidiary of Keystone Bank, N.A.

     The terms of the Agreement call for Patriot to pay $6,585,000 in cash at closing and future cash consideration based on future revenues of Keystone Financial Leasing. Keystone Financial Leasing will be merged into Patriot Commercial Leasing Company, which is a wholly-owned subsidiary of Patriot Bank. The acquisition is subject to approval of various regulatory agencies and will be accounted for as a purchase. It is anticipated that the transaction will close near the end of 1998.

     "This acquisition provides immediate growth and economies of scale to Patriot's existing small-ticket leasing operations," said Joseph W. Major, President and Chief Executive Officer. "We will continue to operate Keystone Financial Leasing out of its existing location with its existing staff -- this approach will ensure future revenue growth and provide customers with the same high quality service they have come to expect," continued Major.

     This acquisition fits well into Patriot's SuperBank strategy. That strategy is designed to provide Patriot with distinct advantages over its competitors. This means Better Bankers and Delivery Systems, Better Orientation toward Customers, Better Technology and Better Leadership -- with the intention of consistently improving earnings per share and return on equity.

     "This acquisition, coupled with our pending acquisition of First Lehigh Corporation moves us further toward converting Patriot into a full service, high-performing commercial banking company. We expect the acquisition to be immediately accretive to earnings and return on equity," concluded Major.

     At June 30, 1998, Patriot had total assets of $876,303,000 with thirteen banking offices in Montgomery, Berks, Lehigh, Northampton, Bucks and Chester counties. On a pro forma basis, Patriot will be a $1 billion financial services company operating
<PAGE 1> 19 offices.  The closing price of Patriot's common stock
was $12-1/8 on Wednesday, September 16, 1998.   <PAGE 2>